Exhibit 10.4

                              REF-FUEL HOLDINGS LLC
                            MANAGEMENT INCENTIVE PLAN

1. Purpose. The purpose of this Plan is to encourage the highest level of performance by the executive officers of ARC, and to provide them with incentives to put forth maximum efforts for the success of the Group, in order to serve the best interests of the Group.

2. Definitions. For purposes of the Plan, the following terms, when capitalized, shall have the definition attributed to them in this Section 2:

     2.1. "Account" means a bookkeeping account established by the Company on behalf of each Participant to which the Participant's MIP Allocations are credited.

     2.2. "Affiliate" means DLJMB Funds, Highstar Funds and any other person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls or is controlled by UAE Holdings, as determined in good faith by UAE Holdings' Board of Directors.

     2.3. "Allocation Year" means each of the 2004, 2005 and 2006 calendar years. If performance target goals are met, it is the current intention of the Company that Allocation Year would extend to calendar years beyond 2006; provided however, that any such extension shall be at the sole and absolute discretion of the Board and there is no binding obligation to do so.

     2.4. "ARC" means American Ref-Fuel Company LLC, a Delaware limited liability company, and its successors and assigns.

     2.5. "Board" shall mean the Board of Directors of the Company.

     2.6. "Cause" means conduct amounting to (a) fraud or dishonesty against the Group, (b) willful misconduct, repeated refusal to follow the reasonable direction of the Board, or knowing violation of law in the course of performance of the duties of the Participant's employment with the Group, (c) repeated absences from work without a reasonable excuse, (d) intoxication with alcohol while on ARC's premises during regular business hours or any use of illegal substances, (e) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, or (f) a breach or violation of the terms of any employment or other agreement to which the Participant and the Group are party.

     2.7. "Code" means the Internal Revenue Code of 1986, as amended. References to a particular section of the Code include references to successor provisions.

     2.8. "Committee" means the Compensation Committee of the Board or such other committee appointed by the Company to administer the Plan.

     2.9. "Company" means Ref-Fuel Holdings LLC and its successors and assigns.

     2.10. "Date of Termination" shall have the meaning ascribed to such term in the Participant's employment agreement with the Group.



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     2.11. "Disability" means the Participant's continued absence from the performance of his or her duties with ARC for six (6) consecutive months as a result of the Participant's substantial incapacity due to physical or mental illness or injury.

     2.12. "DLJMB Funds" means DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJMB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. and in the case of any DLJMB Fund, (A) any other DLJMB Fund, (B) any stockholder, member or general or limited partner of any DLJMB Fund (a "DLJMB Partner"), and any corporation, partnership, limited liability company, or other entity that is an Affiliate of any DLJMB Fund or any DLJMB Partner (collectively, "DLJMB Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of any DLJMB Fund or any DLJMB Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing Persons described in this clause (C) (collectively, "DLJMB Associates"), or (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which, include only such DLJMB Affiliates, DLJMB Associates, DLJMB Partners or the DLJMB Funds.

     2.13. "Effective Date" means January 1, 2004.

     2.14. "Equity Contribution Agreements" mean either (i) the Equity Contribution Agreement, dated as of April 30, 2001, among MSW Energy Holdings LLC (as successor to Duke Capital Corporation), United American Energy Corp., Duke/UAE Ref-Fuel LLC (now known as Ref-Fuel Holdings LLC) and Duke/UAE Holdings LLC (now known as American Ref-Fuel Company LLC), as amended, as the same may be further amended and in effect from time to time, or (ii) the Amended and Restated Company Support Agreement, dated as of December 1, 1997, between American Ref-Fuel Company of Essex County, Duke Capital Corporation, and Browning-Ferris Industries, Inc. and includes any substitute company support agreement entered into pursuant to the then applicable Company Support Agreement and any other amendments, modifications and supplements thereto from time to time.

     2.15. "Extraordinary Distribution" means a distribution in a given calendar year by UAE Holdings to its shareholders or MSW I to its members related to significant non-operational events such as a liquidation or dissolution of UAE Holdings and/or MSW I, incremental debt financings, major asset sales or buy-downs of power purchase contracts.

     2.16. "Good Reason" means the occurrence of any one or more of the following actions without the express written consent of the
          Participant: (a) a material reduction or alteration in the nature, scope or status of the Participant's authorities, duties or responsibilities; (b) a material reduction by ARC of the Participant's compensation; (c) the Group's failure to pay any part of the Participant's compensation within four weeks after such compensation was due; and (d) requiring the Participant to be based at any office located more than 30 miles (based on the most direct route) from ARC's current headquarters in Montvale, New Jersey; provided, however, the stock sale, spin off, asset sale or other disposition of no more than 4 of the 6 ARC facilities, resulting in the Participant's termination as an officer of such businesses, shall not constitute "Good Reason" under clause (a) above.



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     2.17. "Group" means UAE Holdings and its Affiliates.

     2.18. "Highstar Funds" means Highstar Renewable Fuels II LLC, a Delaware limited liability company, and, in the case of Highstar II, (A) any fund controlled by Highstar II or its Affiliates, including, without limitation, AIG Highstar Capital, L.P. and/or any successor funds thereto (a "Highstar Fund"), (B) any member of Highstar II and any stockholder, member or general or limited partner of Highstar II or any Highstar Fund (a "Highstar II Partner"), and any corporation, partnership, limited liability company, or other entity that is an Affiliate of Highstar II, any Highstar II Partner or any Highstar Fund (collectively, "Highstar II Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of any Highstar Fund or any Highstar II Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing Persons described in this clause (C) (collectively, "Highstar II Associates"), or (D) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or general or limited partners of which, include only such Highstar II Affiliates, Highstar II Associates, Highstar II Partners or Highstar Funds.

     2.19. "Mecklenburg" means the Company's indirect interest in the cogeneration Facility located in Mecklenburg, Virginia that is held indirectly by UAE Holdings.

     2.20. "MIP Allocation" means an allocation to a Participant pursuant to
          Section 5 hereof.

     2.21. "MSW I" means MSW Energy Holdings LLC and its successors and assigns.

     2.22. "Net Distributed Cash Flow" means, with respect to each Allocation Year, the amount of cash distributed in that calendar year by UAE Holdings and MSW I to their respective shareholders or members, as the case may be, attributed to the partners' equity investment and interest payments on the $40 Million Senior Note (specifically excluding any distributions attributable to Mecklenburg and the principal and interest on the $45 Million Senior Note that is due in
          2006); provided, however, that if in any Allocation Year there is an Extraordinary Distribution, the Committee shall have the discretion to treat such distribution as Net Distributed Cash Flow or adjust the Exercise Price of Options under Section 10.2 of the United American Energy Holdings Corp. 2004 Stock Option Plan effective January 1, 2004, provided that at such time as the Exercise Price of Options is reduced to zero the Committee may not exercise such discretion and Extraordinary Distributions shall be treated as Net Distributed Cash Flow (except for any part of an Extraordinary Distribution to which a Participant becomes entitled to receive as a dividend distribution on Shares received from exercising Options).

     2.23. "Participant" means an executive officer of ARC, as designated by the Committee after consultation with the Chief Executive Officer of the Company, whose name is set forth on Schedule "A" attached hereto.

     2.24. "Plan" means the Ref-Fuel Holdings LLC Management Incentive Plan, as set forth herein and as may be amended from time to time.



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     2.25. "Retirement" means the Participant's termination of employment with the Group where (a) the Participant is at least fifty-five (55) years of age and (b) the Participant's age plus years of service with the Group is at least sixty-five (65).

     2.26. "Triggering Event" shall have the meaning ascribed to such term in the United American Energy Holdings Corporation 2004 Stock Option Plan.

     2.27. "UAE Holdings" means United American Energy Holdings Corp., a Delaware corporation, and its successors and assigns (including a corporation owning at least 80% of the shares of United American Energy Holdings Corp.).

     2.28. "$40 Million Senior Note" means the Senior Notes Due 2013 issued by UAE Holdings with an initial face amount of $40,000,000.

     2.29. "$45 Million Senior Note" means the Senior Notes Due 2006 issued by UAE Holdings with an initial face amount of $45,000,000.

3.   Administration.

     3.1. The Committee. The Plan shall be administered by the Committee.

     3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or the Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select employees who shall participate in the Plan (after consultation with the Chief Executive Officer of the Company); determine the terms and conditions of MIP Allocations in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 7 herein) amend the terms and conditions of any unpaid MIP Allocations to the extent such terms and conditions are within the discretion of the Committee. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authority as identified herein.

     3.3. Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, directors, employees, consultants, Participants, and their estates and beneficiaries.

4. Duration of Plan. The Plan shall become effective on the Effective Date and shall terminate on the earlier to occur of (a) a draw under any of the Equity Contribution Agreements, (b) a Triggering Event, or (c) satisfaction of all liabilities under the Plan to Participants and their beneficiaries.

5.   MIP Allocations.

     5.1. Accounts. Each Participant shall have an Account to which his or her MIP Allocations shall be credited.



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     5.2. Allocation. Subject to Section 5.5 hereof, on December 31 of each
          Allocation Year, the Company shall make a MIP Allocation to the Account of each Participant who is employed on the last day of the Allocation Year by a member of the Group. The amount of such MIP Allocation shall be determined by multiplying the Net Distributable Cash Flow for such Allocation Year by the Participant's designated percentage, as set forth on the Participant's Award Agreement (a form of which is attached hereto as Schedule "B") which shall be the same for all Allocation Years.

     5.3. Vesting. Except as otherwise provided herein, (a) the MIP Allocation made for the 2004 Allocation Year would vest 25% on December 31, 2004 with an additional 25% vesting on each of December 31, 2005, December 31, 2006 and December 31, 2007; (b) the MIP Allocation made for the 2005 Allocation Year would vest 25% on December 31, 2005 with an additional 25% vesting on each of December 31, 2006, December 31, 2007 and December 31, 2008; and (c) the MIP Allocation made for the 2006 Allocation Year would vest 25% on December 31, 2006 with an additional 25% vesting on each of December 31, 2007, December 31, 2008 and December 31, 2009.

     5.4. Termination of Employment.

          (a) Termination by the Group for Cause or by the Participant without Good Reason. If a Participant's employment with the Group is terminated by the Group for Cause or by the Participant without Good Reason, all MIP Allocations made prior to the Date of Termination shall be forfeited to the extent not vested on the Date of Termination and the Participant shall have no right to any future MIP Allocations.

          (b) Termination by the Group other than for Cause, due to death or Disability, or by the Participant with Good Reason. If a Participant's employment with the Group is terminated by the Group for other than Cause (including, for this purpose, a termination on account of death or Disability but not on account of Retirement), or by the Participant with Good Reason, all MIP Allocations made prior to the Date of Termination shall immediately vest to the extent not vested on the Date of Termination and, except as otherwise provided in Section 5.5 hereof, the Participant shall have no right to any future MIP Allocations.

          (c) Termination due to Retirement. If a Participant's employment with the Group is terminated on account of his or her Retirement, all MIP Allocations made prior to the Date of Termination shall immediately vest to the extent not vested on the Date of Termination and the Participant shall have no right to any future MIP Allocations.

     5.5. Mid-Year Terminations. Notwithstanding Section 5.2 to the contrary, if a Participant's employment with the Group is terminated during an Allocation Year for reasons described in Section 5.4(b) hereof, then on December 31 of the Allocation Year that contains the Participant's Date of Termination, the Company shall make a prorated MIP Allocation to the Participant's Account for such Allocation Year. The amount of such prorated allocation shall be determined by multiplying (a) the MIP Allocation the Participant would have received had his or her employment not terminated prior to December 31 of such Allocation Year by (b) a fraction, the numerator of which is the number of days the Participant was employed with the Group during such Allocation Year up



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          to and including the Date of Termination, and the denominator of which is 365. The prorated MIP Allocation shall be fully vested when made to the Participant's Account and shall be paid as though such allocation had vested as provided in Section 5.3 hereof.

     5.6. Certain Other Events.

          (a) Triggering Event. Notwithstanding anything herein to the contrary, upon the occurrence of a Triggering Event, all MIP Allocations made prior to the date of the Triggering Event shall immediately vest to the extent not vested on the date of such Triggering Event and the Participant shall have no right to any future MIP Allocations.

          (b) Draws Under Equity Contribution Agreements. Notwithstanding anything herein to the contrary, upon the occurrence of a draw under any of the Equity Contribution Agreements, the Plan shall automatically terminate, all unpaid MIP Allocations made prior to the date of the draw shall be forfeited, and the Participant shall have no right to any future MIP Allocations.

6.   Payment.

     6.1. Time of Payment.

          (a) In General. Except as otherwise provided in Section 6.1(b), MIP Allocations shall be paid by the Company to the Participant (or, in the event of the Participant's death, the Participant's beneficiary, or, in the event that no beneficiary shall have been designated, the Participant's estate) as soon as reasonably practicable following the date on which such MIP Allocations vest, but in any event no later than 60 days after the date of vesting.

          (b) Termination Events. If vesting is accelerated with respect to a MIP Allocation, as provided in Section 5.4 or 5.5 hereof, the MIP Allocation shall be paid by the Company as though such allocation had vested as provided in Section 5.3 hereof.

     6.2. Form of Payment. Benefits under the Plan shall be paid in cash.

7. Amendment and Termination. The Company may at any time and from time to time amend, modify or terminate the Plan in whole or in part; provided, however, that no amendment, modification or termination shall adversely affect the Participant's rights with respect to MIP Allocations credited to his or her Account prior to the date of such amendment, modification or termination without written consent of the Participant.

8. Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant's share of employment taxes) required by law or regulation to be withheld with respect to the payment of benefits under the Plan.

9. Dispute Resolution. Claims for benefits under the Plan shall be submitted to the Company for review. In the event of any controversy between a Participant and the Company arising out of, or relating to, this Plan which



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     cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. If the parties are unable to agree on the selection of an arbitrator, then either the Participant or the Company may petition the American Arbitration Association for the appointment of the arbitrator, which appointment shall be made within ten (10) days of the petition therefor. Either party to the dispute may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in New York, New York within thirty (30) days of his or her appointment. The decision of the arbitrator shall be final and binding upon the parties and shall be rendered pursuant to a written decision that contains a detailed recital of the arbitrator's reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

10. Unfunded Plan. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

11. Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and the Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

12. Nontransferability. No Participant may sell, transfer, assign, pledge, hypothecate or otherwise encumber his or her right or interest under the Plan.

13. No Right to Employment or Awards. Participation in the Plan shall impose no obligation on the Group to continue the employment of a Participant and shall not lessen or affect the Group's right to terminate the employment of such Participant.

14.  Miscellaneous.

     14.1. Legal Construction. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural. References to sections, rules or regulations shall be deemed to include references to any successor sections, rules or regulations.

     14.2. Severability. In the event any provision of the plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.



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     14.3. Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware.



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